Exhibit 99.1

PSB Announces Change in Board of Directors

Wausau, Wisconsin [OTCBB:PSBQ.OB] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced the retirement of Mr. John Sonnentag, 67, from the PSB Board of Directors effective September 15, 2009.  After a thorough search and consideration of potential directors, PSB has announced the appointment of Mr. Tim Sonnentag, 43, son of Mr. John Sonnentag, as a member of its Board of Directors effective at the next regularly scheduled October 20, 2009 Board meeting.

Mr. Knitt said, “We have appreciated the business acumen and candid independent advice from John since he joined the PSB Board in 2002.  His experience as Chairman of the Board of County Materials Corporation, Marathon, Wisconsin, and as the entrepreneur behind the creation and growth of several regional companies providing concrete and raw materials to the construction and infrastructure industries, has been invaluable to our understanding of credit and growth issues involving all types of real estate lending.  Since John joined the PSB Board in 2002, PSB net book value has increased 65% from $16.03 per share to $26.47 per share as of June 30, 2009 and annual cash dividends increased 30% to $.70 per share.  We wish John well and are proud to have served our shareholders with him during the past seven years.”

Mr. Knitt further noted, “In our home market of Wausau, Wisconsin, it can be difficult to recruit local entrepreneurs with a large company perspective active in the local business community who can also devote time to protecting shareholders interests of a public company such as PSB.  Therefore, we are pleased to add Mr. Tim Sonnentag to the PSB Board of Directors.  Tim brings us substantial experience as President of County Materials Corporation. We expect Tim to bring much of the focused business management advice we received from John while providing a new perspective on growing value for PSB shareholders from providing services to large commercial customers.  Tim has demonstrated the value of his management in growing County Materials Corporation and related entities to more than 40 locations throughout the United States. We look forward to adding Tim’s perspective to strategy and growth and welcome him as a director for PSB and Peoples State Bank.”

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is a $590 million community bank headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.